Exhibit 10.1
FORM OF PERFORMANCE-BASED VESTING
STOCK OPTION AGREEMENT
____________, Optionee:
     Questcor Pharmaceuticals Inc. (the “Company”), pursuant to its 2006 Equity Incentive Award Plan (the “Plan”) has this day granted to you, the optionee named above, an option to purchase shares of the common stock of the Company (“Common Stock”). This option [is/is not] intended to qualify and will be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
     The grant hereunder is in connection with and in furtherance of the Company’s compensatory benefit plan for participation of the Company’s employees (including officers), directors or consultants. Any capitalized term not defined herein shall have the same meaning ascribed to it in the Plan.
The details of your option are as follows:
1. The total number of shares of Common Stock subject to this option is ______ (___). Subject to the limitations contained herein, this option shall vest upon the satisfaction of certain performance criteria, which under the Plan are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on net assets, return on stockholders’ equity, return on sales, gross or net profit margin, working capital, earnings per share and price per share of Stock, the achievement of certain scientific milestones, customer retention rates, licensing, partnership or other strategic transactions, execution of a corporate collaboration agreement relating to a product candidate of the Company, acceptance by the U.S. Food and Drug Administration (“FDA”) or a comparable foreign regulatory authority of a final New Drug Application or similar document, approval for marketing of a product candidate of the Company by the FDA or a comparable foreign regulatory authority, obtaining a specified level of financing for the Company, as determined by the Committee, including through government grants (or similar awards) and the issuance of securities, commencement of a particular stage of clinical trials for a product candidate of the Company, or the achievement of one or more corporate, divisional or individual scientific or inventive measures. Any of the criteria identified above may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Notwithstanding the foregoing, in the event of a Change in Control of the Company, then this option shall become vested as provided in Section 12.2 of the Plan.

2. The exercise price of this option is ______ ($___) per share, being not less than the fair market value of the Common Stock on the last trading day prior to the date of grant of this option.
     (a) Payment of the exercise price per share is due in full in cash (including check) upon exercise of all or any part of each installment which has become exercisable by you; provided, however, that, if at the time of exercise the Company’s Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment of the exercise price, to the extent permitted by applicable statutes and regulations, may be made by delivery of already-owned shares of Common Stock, or a combination of cash and already-owned Common Stock. Such Common Stock (i) shall be valued at its fair market value on the date of exercise, (ii) if originally acquired from the Company, must have been held for the period required to avoid a charge to the Company’s reported earnings, and (iii) must be owned free and clear of any liens, claims, encumbrances or security interests.
     (b) Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock.
3. The minimum number of shares with respect to which this option may be exercised at any one time is one hundred (100), except (a) as to an installment subject to exercise, as set forth in paragraph 1, which amounts to fewer than one hundred (100) shares, in which case, as to the exercise of that installment, the number of shares in such installment shall be the minimum number of shares, and (b) with respect to the final exercise of this option this minimum shall not apply. In no event may this option be exercised for any number of shares, which would require the issuance of anything other than whole shares.
4. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.
5. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan, terminates on ______ (which date shall be no more than ten (10) years from the date this option is granted). In no event may this option be exercised after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: ninety (90) calendar days after the termination of your employment with the Company or an affiliate of the Company (as defined in the Plan) for any reason or for no reason unless:
     (a) such termination of employment is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of employment; or
     (b) such termination of employment is due to your death, in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months after your death; or

     (c) during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of employment; or
     (d) exercise of the option within three (3) months after termination of your employment with the Company or with an affiliate would result in liability under section 16(b) of the Exchange Act, in which case the option will terminate on the earlier of (i) the termination date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your employment with the Company or an affiliate.
     However, this option may be exercised following termination of employment only as to that number of shares as to which it was exercisable on the date of termination of employment under the provisions of paragraph 1 of this option. Further, if you leave the employment of the Company before the six-month anniversary of the commencement of this Stock Option grant, then your right to exercise this option as to any shares as to which it was otherwise exercisable prior to termination is immediately terminated.
6. This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
     (a) By exercising this option you agree that:
          (i) the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise; and
          (ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the date of this option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option.
7. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
8. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company.
9. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

10. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, and this option is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.
[Signature on Following Page]
Dated the ___day of ______, ___.

Very truly yours, QUESTCOR PHARMACEUTICALS, INC.
By
Duly authorized on behalf
of the Board of Directors

The undersigned:
     (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and
     (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the following agreements only:

NONE

(Initial)

OTHER

Optionee

Address:

SS# / Tax I.D.#

Attachments:
     Form of Exercise

NOTICE OF EXERCISE
Date of Exercise: _________
Questcor Pharmaceuticals, Inc.
3260 Whipple Road
Union City, California 94587
Ladies and Gentlemen:
     This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one)		Incentive ___ Nonstatutory ___

Stock option dated

Stock option grant ID#

Number of shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

+Cash payment delivered herewith:	$

+	All checks must be made payable to “Questcor Pharmaceuticals Inc.”
By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2006 Equity Incentive Award Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

Very truly yours,

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